Exhibit 10.2
Description of 2006 Compensation of Directors
          During 2006, each director of CT Communications, Inc. (the “Company”) who is not employed by the Company or its subsidiaries (a “non-employee director”) is paid an annual retainer of $12,000. In addition, the Chairman of the Audit Committee is paid an annual retainer of $5,000 and the Chairman of each of the Compensation Committee and the Corporate Governance and Nominating Committee is paid an annual retainer of $3,000. Such annual retainers may be paid in the form of common stock issued under the Company’s Amended and Restated 2001 Stock Incentive Plan.
          Each non-employee director receives $1,250 for each meeting of the Board of Directors attended. Committee members are paid $750 per committee meeting attended. For meetings of the Board of Directors by telephone conference call, non-employee directors are paid $625 per call. For committee meetings by telephone conference call, committee members are paid $375 per call. Meeting attendance fees are paid in cash or common stock. Non-employee directors are also paid $750 in cash or common stock for each informational luncheon session attended, which informational luncheons are not counted as meetings of the Board of Directors other than for purposes of compensation.
          In February 2005, the Company terminated its program of awarding stock options to non-employee Directors annually and upon their initial appointment or election to the Board of Directors, and established the Director Stock Unit Program (the “Director Stock Unit Program”) as part of the annual compensation of non-employee Directors.
          The Director Stock Unit Program provides for (i) the automatic annual grant of $10,000 in stock units to each non-employee Director of the Company as of the date of each annual meeting of the Company, and (ii) the automatic one-time grant of $10,000 in stock units to each newly elected or appointed non-employee Director of the Company upon his or her initial election or appointment to the Board of Directors. Each award of stock units shall be for such number of units as may be determined by dividing $10,000 by the fair market value of the Company’s Common Stock on the date of grant and are fully vested as of the date of grant. Each award shall be settled solely in cash, and if settled in connection with termination of a Director’s service for any reason, will be settled on, or as soon as practicable following the date that is six months after the date of such Director’s termination from service. In the event that the Company declares a cash dividend on the Common Stock, a cash payment for each stock unit held by a non-employee Director shall be credited to the Director’s account equal to the per-share dividend paid on the Common Stock and shall be deemed re-invested in additional stock units at a price per unit equal to the fair market value of a share of Common Stock on the date such dividend is paid. Each Director participant shall be entitled to a lump sum cash-only payment on the applicable settlement date, the amount of which payment shall be equal to the fair market value per share of Common Stock on the applicable settlement date times the number of units credited to the Director’s account.
          In addition to the annual and long-term incentive compensation, compensation for Directors may include additional awards of nonqualified and/or incentive stock options issued under the Company’s Amended and Restated 2001 Stock Incentive Plan.